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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12
SALIX PHARMACEUTICALS, LTD.
(Name of Registrant as Specified In Its Charter)
AXCAN PHARMA INC. SAULE HOLDINGS INC.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:
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	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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	(4)	Date Filed:

SOURCE:	AXCAN PHARMA INC.
TSX SYMBOL (Toronto Stock Exchange):	AXP
Nasdaq SYMBOL (Nasdaq National Market):	AXCA
DATE:	May 2, 2003
Press Release for immediate distribution

AXCAN PHARMA ANNOUNCES EXPIRATION OF HART-SCOTT-RODINO WAITING PERIOD

        MONT ST. HILAIRE, Quebec, Canada—Axcan Pharma Inc. (NASDAQ: AXCA) today announced the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to Axcan's tender offer for all outstanding shares of Salix Pharmaceuticals, Ltd. (NASDAQ: SLXP). The expiration of the Hart-Scott-Rodino waiting period has satisfied one of the conditions of the Axcan tender offer.

        As previously announced, the US$8.75 a share tender offer and withdrawal rights will expire at 5:00 p.m., New York City time, Friday, May 23, 2003, unless extended.

        The complete terms and conditions of the offer are set forth in the Offer to Purchase and related Letter of Transmittal, copies of which are available by contacting the Information Agent for the offer, MacKenzie Partners, Inc. at (800) 322-2885.

        J.P. Morgan Securities Inc., is advising Axcan on this transaction and is acting as Dealer Manager for the offer and MacKenzie Partners, Inc. is acting as Information Agent. Latham & Watkins LLP and Lapointe Rosenstein are advising Axcan on United States and Canadian legal issues, respectively.

        Axcan is a leading specialty pharmaceutical company involved in the field of gastroenterology. Axcan markets a broad line of prescription products sold for the treatment of symptoms in a number of gastrointestinal diseases and disorders such as inflammatory bowel disease, irritable bowel syndrome, cholestatic liver diseases and complications related to cystic fibrosis. Axcan's products are marketed by its own sales force in North America and Europe. Its common shares are listed on the Toronto Stock Exchange under the symbol "AXP" and on the Nasdaq National Market under the symbol "AXCA".

Certain Forward Looking Statements

        To the extent any statements made in this release contain information that is not historical, including statements related to the expected benefits to Axcan of the Salix acquisition, these statements are essentially forward looking and are subject to risks and uncertainties, including the difficulty of predicting FDA approvals, acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, new product development and launch, reliance on key strategic alliances, availability of raw materials, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in Axcan's filings with the Securities and Exchange Commission.

IMPORTANT INFORMATION

        On April 10, 2003, Saule Holdings Inc. ("Saule"), a wholly owned subsidiary of Axcan Pharma Inc. ("Axcan"), commenced a tender offer for all the outstanding shares of common stock of Salix

Pharmaceuticals, Ltd. ("Salix") at US$8.75 per share, net to the seller in cash, without interest. The offer currently is scheduled to expire at 5:00 p.m., New York City time, on Friday, May 23, 2003. Saule may extend the offer and currently expects that the offer will be extended until the principal conditions to the offer, which are described in the Offer to Purchase forming part of Saule's tender offer statement, are satisfied. If the offer is extended, Saule will notify the depositary for the offer and issue a press release announcing the extension on or before 9:00 a.m., New York City time on the first business day following the date the offer was scheduled to expire. Axcan and Saule filed a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission on April 10, 2003 with respect to the offer, as the same has been and may be amended or supplemented from time to time.

        The offer is not being made to (nor will tenders be accepted from or on behalf of) the holders of shares in any jurisdiction where the making of the offer would not be in compliance with the laws or regulations of such jurisdiction. However, Saule may, at its discretion, take such action as it deems necessary to make the offer in any such jurisdiction and extend the offer to holders of shares in such jurisdiction.

        On April 25, 2003, Axcan and Saule filed with the Commission a preliminary proxy statement in connection with the election of the nominees of Axcan and Saule (the "Director Nominees") to the Salix board of directors at the Salix 2003 annual meeting of shareholders. Axcan will prepare and file with the Commission a definitive proxy statement regarding the election of the Director Nominees and may file other proxy solicitation materials regarding the election of the Director Nominees or the proposed business combination between Axcan and Salix. Investors and security holders are urged to read the definitive proxy statement and other proxy material when they become available, because they will contain important information. The definitive proxy statement will be sent to shareholders of Salix seeking their support for the election of the Director Nominees to the Salix board of directors. Investors and security holders may obtain a free copy of the tender offer statement, each such proxy statement and other documents filed by Axcan with the Securities and Exchange Commission at the Commission's website at http://www.sec.gov. The tender offer statement, each such proxy statement and these other documents may also be obtained free of charge by directing a request to the Information Agent for the offer, MacKenzie Partners, Inc. at (800) 322-2885, or by email at proxy@mackenziepartners.com.

        Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of Salix stockholders by Axcan is available in the preliminary proxy statement on Schedule 14A filed on April 25, 2003 by Axcan with the Securities and Exchange Commission.

INFORMATION:	David W. Mims Executive Vice President and Chief Operating Officer Axcan Pharma Inc. Tel: (205) 991-8085 ext. 223
or	Isabelle Adjahi Director, Investor Relations Axcan Pharma Inc. Tel: (450) 467-2600 ext. 2000
www.axcan.com
or	Steve Lipin/Cindy Leggett-Flynn Brunswick Group Tel: (212) 333-3810

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AXCAN PHARMA ANNOUNCES EXPIRATION OF HART-SCOTT-RODINO WAITING PERIOD